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                                                                     EXHIBIT L.2


        HISTORIC AND PROJECTED ILLINOIS POWER PUBLIC UTILITY OPERATIONS
             EXCLUDING GENERATION TO BE DIVESTED BY ILLINOIS POWER

     This Exhibit contains forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, financial forecasts and projections, statements concerning the impact of regulatory changes, plans for the Clinton facility, divesting fossil-fired generation and success in addressing Year 2000 issues. Although Illinova and Illinois Power (collectively "Illinova") believe these forward-looking statements are reasonable projections for their business planning purposes and to inform regulatory agencies concerning the scope of Illinova's public utility operations excluding generation to be divested by Illinois Power, these projections are made for the latter purpose only. Illinova's public utility business is dependent on various regulatory issues, general economic conditions and future trends, and these factors can cause actual results to differ materially from the forward-looking statements.

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                            ILLINOIS POWER COMPANY
                                 NET REVENUES
                      EXCLUDING ELECTRIC POWER GENERATION
                             (MILLIONS OF DOLLARS)



                                                                HISTORICAL                               FORECAST
                                                 ----------------------------------------    -------------------------------------
                                                       1996          1997           1998            2000         2001         2002
GAS REVENUES:
 Total Gas Revenues                                $     348     $     354     $     288        $     351   $     355    $     356
 Less:  Gas Purchased for Resale                         203           208           150              195         198          199
                                                   ---------     ---------     ---------        ---------   ---------    ---------
     Net Gas Revenues                                    146           146           138              156         157          157

ELECTRIC REVENUES:
 Total Electric Revenues                               1,203         1,244         1,224            1,154       1,154        1,138
 Less:  Fuel for Electric Plant                          248           232           250                -           -            -
 Less:  Power Purchased                                   55            62            69               29          16           16
 Less:  Transfer Price from WESCO / Nuclear                -             -             -              572         500          509
 Less:  Transition Charges                                 -             -             -              108         183          140
                                                   ---------     ---------     ---------        ---------   ---------    ---------
     Net Electric Revenues                               900           950           905              445         455          473

     Total Net Revenues                            $   1,046     $   1,096     $   1,043        $     601   $     612    $     630
